Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (SEC File No. 333-185355, 333-177171 and 333-195341) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 16, 2019, relating to the consolidated financial statements of Boston Therapeutics, Inc. (the “Company”) which appears in this annual report on Form 10-K of the Company as of and for the years ended December 31, 2018 and 2017.

/s/ Liggett & Webb, P.A.

New York, New York

April 16, 2019